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                                                                     EXHIBIT 5.1

                      [HOGAN & HARTSON L.L.P. LETTERHEAD]

                                 October 1, 1999

Board of Directors
ITC/\DeltaCom, Inc.
1791 O.G. Skinner Drive
West Point, Georgia 31833

Gentlemen:

    This firm has acted as counsel to ITC/\DeltaCom, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), as filed with the Securities and Exchange Commission on the date hereof, relating to resales of up to $100,000,000 aggregate principal amount of the Company's 4 1/2% Convertible Subordinated Notes due 2006 (the "Notes"), and such indeterminable number of shares of common stock, $.01 par value per share (the "Common Stock"), of the Company as may be issuable upon conversion of the Notes (the "Conversion Shares") in accordance with the Indenture (as defined below). The Notes and the Conversion Shares are to be offered and sold by certain security holders of the Company. This Opinion Letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
(S)229.601(b)(5), in connection with such registration.

    For purposes of this Opinion Letter, we have examined copies of the following documents:

    1. An executed copy of the Registration Statement, as filed with the Securities and Exchange Commission on the date hereof.

    2. An executed copy of the Indenture (the "Indenture"), dated as of May 12, 1999, between ITC/\DeltaCom, Inc. and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee").

    3.  An executed copy of the Notes, dated as of May 12, 1999.

    4. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on April 29, 1999 and as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

    5. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

    6. Resolutions of the Board of Directors of the Company adopted at meetings held on April 27, 1999, and resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on May 6, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

    7. A certificate of the Trustee dated May 12, 1999 as to the authentication of the Notes in accordance with the terms of the Indenture.

    8. A certificate of the Secretary of the Company with respect to certain matters relating to the subject matter of this Opinion Letter.

    In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, and the conformity with the

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original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This Opinion Letter is given, and all statements herein are made, in the context of the foregoing.

    For purposes of this Opinion Letter, we have assumed that (i) the Registration Statement has become effective, (ii) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture,
(iii) the Trustee has duly authorized, executed and delivered the Indenture and is validly existing and in good standing in all necessary jurisdictions and (iv) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We also have assumed the receipt by the Company of the consideration for the Notes as contemplated by the resolutions of the Company's Board of Directors authorizing the issuance thereof.

    This Opinion Letter is based as to matters of law solely on (i) Delaware corporate law and (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivisions of the State of New York), and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

    Based upon, subject to and limited by the foregoing, we are of the opinion that:

    (a) The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the security is considered in a proceeding at law or inequity) and except that a waiver of rights under any usury law may be unenforceable.

    (b) The Conversion Shares, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

    The opinion expressed in Paragraph (a) above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in Paragraph (a) above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

    This Opinion Letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this Opinion Letter.

    We hereby consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                Very truly yours,
                                                /s/ HOGAN & HARTSON L.L.P.

                                                HOGAN & HARTSON  L.L.P.

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